Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 26, 2007, with respect to the consolidated financial statements of Peplin Limited included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-145266) and related Prospectus of Peplin, Inc. expected to be filed on or about September 28, 2007.
/s/ Ernst & Young
Brisbane, Australia
September 26, 2007